F&H Acquisition Corp. Increases Tender Offer Price for Fox & Hound Restaurant Group to $16.30 Per Share
Thursday January 26, 1:20 pm ET

Eliminates Major Condition to Offer

Tender Offer Extended Until Wednesday, February 8, 2006

DALLAS, Jan. 26 /PRNewswire/ -- Today, F&H Acquisition Corp., an entity owned by Newcastle Partners, L.P. and Steel Partners II, L.P., announced that NPSP Acquisition Corp., a wholly-owned subsidiary of F&H Acquisition Corp., will increase its cash tender offer to purchase all of the outstanding shares of Fox & Hound Restaurant Group (Nasdaq: FOXX - News) not already owned by it from $15.75 per share to $16.30 per share.

Mark Schwarz, the managing member of Newcastle Partners, stated: "We believe that this offer provides Fox & Hound's stockholders with a clearly superior alternative to the Levine Leichtman transaction recommended by the Board of Directors."

F&H Acquisition Corp. also announced today that it has extended its tender offer for all of the common stock of Fox & Hound not already owned by it or its subsidiaries to 12:00 midnight, New York City time, on Wednesday, February 8, 2006. The tender offer was previously set to expire at 12:00 midnight, New York City time, on Monday, February 6, 2006. As of the close of business on January 25, 2006, a total of 2,050 shares had been tendered in and not withdrawn from the offer.

The offer is not subject to or conditioned upon any financing arrangements. F&H Acquisition Corp. has decided to eliminate its previous closing condition relating to receipt of regulatory approvals with respect to liquor license matters. With the exception of this eliminated condition, the tender offer remains subject to the same conditions as F&H Acquisition Corp.'s original offer, including (i) there being validly tendered and not withdrawn a number of shares of Fox & Hound, which, together with the shares then owned by F&H Acquisition Corp. and its subsidiaries (including NPSP Acquisition Corp.), represents at least a majority of the total number of shares of Fox & Hound outstanding on a fully-diluted basis, (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (iii) F&H Acquisition Corp. being satisfied that Section 203 of the Delaware General Corporation Law is inapplicable to the Offer to Purchase and the potential merger thereafter. F&H Acquisition Corp. intends to file its application pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 promptly.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY FOX & HOUND'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT F&H ACQUISITION CORP. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 2006, AS AMENDED JANUARY 13, 2006, AND PLANS TO AMEND PROMPTLY. FOX & HOUND STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM F&H ACQUISITION CORP. BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT 1-800-322-2885 OR COLLECT AT 1-212-929-5500 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.